Exhibit 10.1

July 5, 2016 (Revised)

CONFIDENTIAL — VIA EMAIL / OVERNIGHT MAIL

Josephine Iannelli

5 Kensington Dr.

Wilbraham, MA 01095

RESIGNATION AND NON-SOLICITATION AGREEMENT

AND FULL AND FINAL RELEASE OF CLAIMS

Dear Josephine,

This letter agreement (this “Agreement”) is entered into between Berkshire Bank (collectively with Berkshire Hills Bancorp, Inc. and as further defined below, the “Company”) and Josephine Iannelli (“you” or “your”).

Per our mutual understanding, your employment as Senior Executive Vice President, CFO and Treasurer of Berkshire Bank, and your position as Senior Executive Vice President, CFO and Treasurer of Berkshire Hills Bancorp, Inc., will end.  You and the Company desire to resolve any and all issues relating to the conclusion of your employment amicably and on mutually satisfactory terms.   To that end, and as additional compensation to you, the Company is offering you a separation package in accordance with the terms of this Agreement.

Upon your signature, this Agreement shall constitute the agreement between you and the Company on the terms of your separation from employment as follows:

1.             Resignation Date.  Your resignation from employment with the Company shall be effective July 5, 2016 (the “Resignation Date”).  You shall be paid your earned salary through the Resignation Date, less legally required withholdings.

2.             Cash Separation Payment.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and  provided that you have met, and continue to meet, all of your obligations, agreements and undertakings set forth herein, the Company agrees to pay you $600,000.00, (“Separation Pay”), less legally required withholdings, as follows: (i) $200,000.00 shall be paid on the Company’s next regularly scheduled pay date, after the expiration of the 7-day revocation period explained in Paragraph 14 of this Agreement referenced below without revocation, (ii) $200,000.00 shall be paid twenty-six (26) weeks after the initial payment, and (iii) $200,000.00 shall be paid to you fifty-two (52) weeks after the initial payment.

3.             Insurance Coverage.  In further consideration of your acceptance of this Agreement, the Company also agrees to provide you, for up to eighteen (18) months following your Resignation Date, with group health, dental and vision insurance coverage, at no expense to you, substantially comparable, as reasonably available, to the coverage maintained by the Company for you prior to your resignation, except to the extent that such coverage may be changed in its application to all Company employees and then the coverage provided to you shall be commensurate with such changed coverage.  Such coverage shall commence on July 6, 2016, and end on (a) January 5, 2018, (b) the date you obtain comparable coverage through a new employer, or (c) the date that you become covered under comparable insurance obtained by your spouse through any employer, whichever occurs earlier.    This coverage will run concurrently with the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).  Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discrimination in favor of highly compensated employees), or if participation by you is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Company to penalties, then the Company shall pay you a cash payment reasonably estimated to be equal to the value of such health and dental benefits, with such payment to be made by lump sum within thirty (30) days after the date on which the Company determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for any of the foregoing reasons.  You acknowledge and agree that you will immediately notify the Company of the effective date of any new coverage you may obtain that would terminate the Company’s obligation to provide continuing group health, dental or vision insurance coverage prior to January 5, 2018, as set forth in this paragraph.

4.             No Future Compensation.  Other than the obligations of the Company as set forth under the terms of Paragraphs 2 and 3 of this Agreement, you represent and agree that (a) you are not entitled to any other wages, salary, bonuses, benefits or any other compensation or reimbursements from the Company, including, but not limited, to unused vacation time and any compensation under the Company’s Executive Incentive Plan and Long-Term Incentive Plan, and (b) all non-vested equity awards will be forfeited.

5.             General Release — Claims against the Company.  As is standard in situations where an employer is paying an employee additional compensation upon separation, you agree to waive and release and promise never to assert any and all claims that you have or might have against the Company, arising from and related to your employment with and/or separation from the Company.  For purposes of this Agreement, the term “Company” means and includes Berkshire Bank and Berkshire Hills Bancorp, Inc., their predecessors and successors, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agents and assigns, and all of their parent or controlling corporations, and their affiliates and subsidiaries, as the case may be, or any other legal entity describing Berkshire Bank and Berkshire Hills Bancorp Inc.’s organization or through which they conduct business.

6.             General Release — Statutory and Regulatory Claims.  You represent and warrant that you have not filed any complaints, charges or claims against the Company with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Agreement, you specifically agree that you waive and release any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, and breach of the covenant of good faith and fair dealing.  It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE, but that you are not waiving or releasing any rights or claims that arise after the date that this Agreement is executed.  The consideration given by the Company in exchange for your General Release exceeds anything of value to which you otherwise were entitled in the absence of a waiver.

7.             General Release — Massachusetts Wage Act.  Not in limitation of the previous paragraph, by signing this Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Company arising under the Massachusetts Wage Act, G.L. c. 149, § 148, and/or its federal law equivalent.  You are not, however, waiving any rights or claims that may arise after the execution of this Agreement.  You specifically acknowledge that this waiver and release releases the Company from liability to you for any alleged violation of the Massachusetts Wage Act and/or its federal law equivalent to the date of this Agreement.

8.             General Release — EEOC, MCAD and Claims for Reinstatement.  With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in any action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or department.  Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the Massachusetts Commission Against Discrimination (“MCAD”) to enforce the anti-discrimination laws.  Also, nothing in this Agreement may be used to justify interfering with the employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or MCAD.  In addition, and not in limitation of the foregoing, you hereby forever release and discharge the Company from any liability or obligation to reinstate or reemploy you in any capacity.

9.             Confidentiality.  By executing this Agreement, you agree to keep the terms of this document confidential.  However, nothing in this Agreement shall prohibit you from disclosing such confidential information (i) to your counsel and accountants; (ii) to your spouse; (iii) to government authorities requesting such information; and (iv) as otherwise required by law, so long as you inform any such party of the requirements for confidentiality set forth in this paragraph and such party agrees to honor and abide by such confidentiality prior to your disclosure.  You also acknowledge and agree that you have been the recipient of confidential and proprietary business information concerning the Company and you agree that you will not use or disclose such confidential and proprietary information except as may be expressly permitted by the Company in writing or as may be required by law.

10.          Cooperation, Consulting Services and Transitional Assistance.              You agree to return all Company documents and other Company property immediately upon request by the Company.  You also agree to cooperate with the Company to the extent that your knowledge of facts concerning the Company’s business is required for any court or administrative proceeding.  You further agree to make yourself available for up to twelve (12) months following the Resignation Date to provide consulting services and transitional assistance in support of any new CFO or other senior accounting officer(s) hired by the Company, or in connection with such accounting and other related matters as the Company may be reasonably require.  Such consulting services and transitional assistance shall not exceed twenty (20) hours per month and may be provided by telephone or by e-mail.  You agree to devote such time and attention to your duties under this paragraph, and to use your best efforts in performing such duties, as may be reasonably necessary to carry out such duties in a professional and competent manner.  You are not hereby granted nor will you have any authority, apparent or otherwise, to bind or commit the Company.

11.          Non-Disparagement.  Each party to this Agreement mutually agrees not to make any disparaging statements concerning the other party and further agrees not to take any actions or conduct which would reasonably be expected to affect adversely the reputation or goodwill of the other party.  For the avoidance of doubt, and not in limitation of the definition of the “Company” set forth in Paragraph 5 above, you agree and acknowledge that your obligation not to disparage the Company, or take adverse action or conduct against the Company or its interests, shall extend to and include the Company, its affiliates and current or former officers, directors, employees or agents.  The provisions of this paragraph shall not apply to any truthful statement required to be made by you or the Company in any legal proceeding or governmental or regulatory investigation.

12.          Non-Solicitation of Employees and Customers.  You hereby covenant and agree that, for a period of eighteen (18) months following the Resignation Date, you shall not, without the written consent of the Company, either directly or indirectly:

(a)           solicit, encourage or attempt to persuade or cause any officer or employee of the Company, or any of its affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Company; or

b)            solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or its affiliates to terminate an existing business or commercial relationship with the Company or its affiliates or transfer some or all of such customer’s business or relationships with the Company or its affiliates; provided further, that it is expressly understood and acknowledged that this paragraph shall not prevent any customer of the Customer or its affiliates from voluntarily electing to transfer its business or relationships so long as you have not in any way solicited, provided any information, advised, recommended or taken any action to encourage such customer to do so.

13.          Period for Review and Revocation.  You acknowledge that you will have twenty-one (21) days from your receipt hereof in which to review this Agreement and consider whether or not it is in your best interest to accept our offer and sign this Agreement.  Furthermore, you may rescind this Agreement within seven days of the day you sign it, after which time, if not rescinded, this Agreement becomes irrevocable.  Prior to executing this Agreement, we advise you to consult with an attorney before signing this Agreement.  By signing this Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this Agreement with an attorney of your choice.  You also represent that you know and understand the contents of this Agreement; including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the Company from all claims.  You represent that the only consideration for signing this Agreement are the terms stated herein; that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Agreement.  You represent that your releases, waivers, representations, warranties, undertakings, obligations and agreements set for the herein are in exchange for extra consideration to which you would not have been entitled in the absence thereof.  You further acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this Agreement and that you are solely responsible for determining those consequences.

14.          Period for Rescission.  This Agreement shall become effective and enforceable the eighth day after you have executed the document and delivered it to the Company.  You understand that you have the right to revoke and rescind this Agreement at any time within that period.  If you choose to rescind, this Agreement may only be rescinded in its entirety.  Once rescinded, no provision of this Agreement shall be enforceable.

15.          Additional Consideration.  You acknowledge that the payments and benefits described in this Agreement constitute a special separation benefit which the Company is providing in its discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the company.

16.          Headings.  The headings set forth at the beginning of any paragraph of this Agreement are for the convenience of the parties and are not part of the substantive terms of this Agreement.  No headings shall be deemed to qualify, limit or modify the substantive terms of this Agreement in any respect.

17.          Entire Agreement.  The parties to this Agreement mutually agree and specifically acknowledge that we are entering into this Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment with the Company.  This Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Company and any other agreement is merged into and extinguished by this Agreement.  This Agreement shall not be deemed an admission by the Company of a violation of any statute or law or wrongdoing of any kind.

18.          Governing Law.  The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in Massachusetts and shall be enforceable only in the Massachusetts courts.

19.          Savings Clause.  If any provision of this Agreement is determined to be void or unenforceable, the remaining provisions of this Agreement will remain in full force and effect

20.          Clawback.  Notwithstanding anything to the contrary herein, the Company or its successors shall retain the legal right to demand the return of any payments made to you hereunder as may be required by any of the Company’s federal or state regulators within applicable regulatory time periods.  You further agree that the non-solicitation and non-disparagement obligations set forth in this Agreement are material terms of the Agreement, and that the Company would not have entered into this Agreement without your agreement to them, and that breach of any of these obligations would cause the Company irreparable injury.  If the Company establishes a breach of any of these obligations, you agree that the Company shall be entitled to recover from you, at the Company’s option, the full amount paid to you under this Agreement, including amounts paid prior to such breach, as liquidated damages or actual damages, but not both types of damages, as well as reasonable attorney’s fees and costs incurred by the Company to enforce this Agreement.

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[See next page for signatures.]

If you are in agreement with the terms set forth above, please indicate by executing a copy of this Agreement and returning it to me.

BERKSHIRE BANK

By:	/s/ Michael P. Daly
Michael P. Daly, CEO

I understand and agree completely to the
foregoing as of July 5, 2016

/s/ Josephine Iannelli
Josephine Iannelli

Witness:	/s/ Gerard Langlais